Exhibit 4.3

                               AMENDMENT NO. 1 TO
               1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                                       OF
                             TTR TECHNOLOGIES, INC.

      Effective December 21, 1999 the first sentence of Paragraph 5 of the Plan is hereby amended to read in its entirety as follows:

      "The number of shares of Common Stock which may be issued and sold pursuant to the Options granted under the Plan from time to time shall not exceed in the aggregate 450,000 shares of Common Stock of the Company, which shares may be issued and sold pursuant to Incentive Stock Options or Restricted Stock Options, as the Committee, in its sole discretion, may determine".